Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-217604 on Form S-3 and Registration Statement Nos. 333-126161, 333-150053, 333-183321, 333-206161, and 333-223899 on Form S-8 of our reports dated February 14, 2019, relating to the consolidated financial statements and financial statement schedule of TreeHouse Foods, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 14, 2019